Exhibit 99.1

COMPANY CONTACT:
Peter Ingram, CFO
Hawaiian Airlines
 Phone:  808.835.3030
peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:
Allyson Pooley
Integrated Corporate Relations
 Phone:  310.954.1100
apooley@icrinc.com

MEDIA CONTACT:
Keoni Wagner, VP Public Affairs
Hawaiian Airlines
 Phone:  808.838.6778
keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports Third Quarter 2006 Financial Results

•                  Third quarter net income of $7.8 million

•                  Operating revenue increased 3% to $230 million

•                  Unit operating costs (excluding fuel) down 0.4%

HONOLULU — November 1, 2006 — Hawaiian Holdings, Inc. (AMEX and PCX: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended September 30, 2006 of $7.8 million, or $0.16 per basic and diluted share, on total operating revenue of $229.8 million.

Mark Dunkerley, President and Chief Executive Officer, commented, “This quarter was our first full quarter facing the new competition in our Interisland market and a quarter in which there was also excess capacity in our Transpacific markets.  Heavy promotional activity and discounting by our competitors have taken their toll but we are encouraged that, despite the intensity of this competition, Hawaiian had a profitable quarter.  The high price of fuel has offset the significant start we have made in our efforts to cut our costs.  The management of the company continues to take measures to pare back our costs and to sharpen our marketing and believes that we are positioned for long-term success in all of our key markets.”

Mr. Dunkerley continued, “During the third quarter, the first of the aircraft we acquired earlier this year began service, and the remaining three planes are expected to enter service by the end of 2006.  Encouragingly, at the end of September, fuel prices began to turn in our favor, which will provide some welcome relief if the current price levels hold.”

Operating Results

GAAP Results

Hawaiian emerged from bankruptcy on June 2, 2005.  Effective April 1, 2003, following Hawaiian’s bankruptcy filing, through June 1, 2005, Holdings deconsolidated Hawaiian and accounted for its interest in Hawaiian using the cost method of accounting.  As a result, the consolidated financial results of Holdings during that period do not include Hawaiian’s financial results.  Holdings generated no revenue from January 1, 2005 through June 1, 2005, and its operating expenses consisted primarily of professional fees related to Hawaiian’s bankruptcy case and maintaining Holdings’ status as a public company.  Hawaiian’s emergence from bankruptcy was accounted for as a business combination, the acquisition of Hawaiian by Holdings.

Consolidated/Combined Holdings and Hawaiian Results

Because Hawaiian’s emergence from bankruptcy was accounted for as a business combination, the assets and liabilities of Hawaiian were adjusted to their fair values as of June 2, 2005, and the results of operations of Hawaiian are included in the Company’s consolidated results from that date forward.  In order to clarify some of the complex accounting resulting from Holdings’ reacquisition of Hawaiian upon Hawaiian’s emergence from bankruptcy and provide readers with a basis for comparison with the financial results of Hawaiian during its bankruptcy, the following discussion compares the consolidated financial results for the quarters ended September 30, 2006 and 2005, and the consolidated financial results to the combined financial results of Holdings and Hawaiian for the nine months ended September 30, 2006 and 2005. The combined financial results are not, however, defined within U.S. generally accepted accounting principles (GAAP) and therefore should not be considered in isolation or as a substitute for the equivalent measure defined by GAAP.

The consolidated results of operations for the third quarter and the nine months ended September 30, 2006 were affected by the application of purchase accounting as follows:

	3 Months Ended September 30,		9 Months Ended September 30,
	2006	2005	2006	2005
	(in millions)

Operating Revenue - Decrease in operating revenue:
Passenger - Elimination of deferred revenue from sales of miles in frequent flyer program	$(0.7)	$(4.2)	$(5.1)	$(6.2)

Operating Expenses - Increase/(decrease) in operating expenses:
Wages and benefits - elimination of unrecognized actuarial losses	—	(2.3)	—	(3.0)
Aircraft and other rent - amortization of favorable and unfavorableoperating leases	0.5	0.5	1.3	0.6
Maintenance materials and repairs - amortization of favorable aircraft maintenance contracts	0.3	1.1	1.0	1.3
Depreciation and amortization	3.9	4.1	11.7	5.2
Total net increase in operating expenses	4.7	3.4	14.0	4.1

Operating Income - Decrease in operating income..	(5.4)	(7.6)	(19.1)	(10.3)

Nonoperating Income (Expense):
Interest expense - amortization of debt discount due to recognizing certain debt at fair value	(0.2)	(0.2)	(0.5)	(0.3)
Interest income - accretion due to recognizing aircraft maintenance and lease security deposits at fair value	0.3	0.4	1.0	0.5
Net increase in nonoperating income	0.1	0.2	0.5	0.2
Net Change in Income (Loss) Before Income Taxes.	$(5.3)	$(7.4)	$(18.6)	$(10.1)

The Company reported operating income of $12.7 million in the third quarter of 2006 compared to $17.9 million in third quarter of 2005.  Third quarter 2006 operating revenue was $229.8 million, a 2.5% increase compared to operating revenue in the third quarter 2005.  Passenger revenue represented approximately 91% of operating revenue in the third quarters of both 2006 and 2005.  Passenger yield (passenger revenue per revenue passenger mile) in the third quarter of 2006 increased 5.4% to 12.00 cents from 11.38 cents in the third quarter 2005. Despite intense competition and industry capacity increases in Hawaiian’s key markets, operating revenue per available seat mile (RASM) increased 1.6% to 11.18 cents in the third quarter of 2006 from 11.00 cents in the third quarter 2005.

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.
Selected Statistical Data

	3 Months Ended September 30,						9 Months Ended September 30,
	2006 (*)		2005 (*)		Change		2006 (*)		2005 (**)		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	1,738.4		1,796.6		-3.2%		5,025.7		4,887.0		2.8%
Available seat miles (ASM) (a)	2,017.7		1,998.2		1.0%		5,787.9		5,623.2		2.9%
Passenger revenue per RPM	12.00	¢	11.38	¢	5.4%		11.95	¢	11.42	¢	4.6%
Passenger load factor (RPM/ASM)	86.2%		89.9%		-4.1%		86.8%		86.9%		-0.1%

Total Operations:
Operating Revenue per ASM (RASM).	11.18	¢	11.00	¢	1.6%		11.22	¢	10.65	¢	5.4%
Operating Cost per ASM (CASM)	10.56	¢	10.12	¢	4.3%		10.93	¢	10.23	¢	6.8%
CASM ex-fuel	7.40	¢	7.43	¢	-0.	4%	7.86	¢	7.78	¢	1.0%
Adjusted CASM ex-fuel (b)	7.17	¢	7.27	¢	-1.	4%	7.62	¢	7.71	¢	-1.2%

 (*)  Consolidated

(**) Combined

(a) In millions.

(b) Adjusted for net effect of purchase accounting.

Total operating expenses for the third quarter increased 5.3% to $217.1 million and operating cost per available seat mile (CASM) increased 4.3% to 10.56 cents versus the same period a year ago.  CASM excluding fuel and the non-cash adjustments related to purchase accounting declined 1.4% to 7.17 cents in the third quarter of 2006 versus 7.27 cents in the prior year’s quarter.

Higher operating expenses were primarily the result of a $10.3 million, or 18.8%, increase in aircraft fuel costs to $65.1 million.   Hawaiian’s average cost per gallon of jet fuel rose 19% to $2.24 (including taxes, delivery and hedging gains) for the third quarter of 2006.  Aircraft fuel represented 30.0% of operating expenses in the third quarter 2006 compared to 26.6% in the same quarter of 2005.  Despite an increase in block hours operated for each of the 717 and 767 fleets, total fuel consumed declined by approximately one percent period-over-period in the third quarter of 2006 as a result of ongoing initiatives to improve fuel efficiency.

Maintenance, materials and repairs expense increased $3.6 million to $17.1 million primarily as a result of higher engine maintenance expenses incurred under power-by-the-hour (PBH) agreements and an increase in airframe overhaul activity for the 767 aircraft.  The PBH increases are attributable to the inclusion of additional engines under PBH agreements, an overall increase in block hours operated and higher rates per hour.

The increases in operating expenses were partially offset by lower wages and benefits expenses in the quarter which declined by 5.6% to $52.2 million.  The decline includes a favorable liability adjustment for workers’ compensation insurance expenses. Effective January 1, 2006, the Company adopted SFAS No. 123(R) which resulted in the recognition of $1.3 million of share-based compensation expense for the third quarter of 2006.

Nonoperating income for the third quarter of 2006 totaled $0.6 million compared to nonoperating income of $4.8 million in the third quarter of 2005.  Nonoperating income during the third quarter of 2005 included a $7.8 million mark-to-market gain in jet fuel forward contracts which did not qualify for hedge accounting prior to September 2005.

Liquidity, Capital Resources and Fuel Hedging:

•                  As of September 30, 2006, the Company had unrestricted cash and cash equivalents of $162.5 million, and an additional $71.0 million in restricted cash.

•                  For the quarter ended September 30, 2006, net cash provided by operating activities was $10.9 million, compared to $13.0 million for the same period in 2005.

•                  As of October 24, 2006, Hawaiian had entered into jet fuel forward contracts to hedge approximately 39% of its fuel requirements for the fourth quarter of 2006, and 21% and 6%, respectively, for the first and second quarters of 2007.  The Company’s current jet fuel hedge position is outlined in the table below:

	Average Jet Fuel Contract Price per Gallon	Gallons Hedged (thousands)	Percentage of Quarterly Consumption Hedged

Fourth Quarter 2006	$1.903	12,290	39%
First Quarter 2007	$1.953	6,668	21%
Second Quarter 2007	$1.982	2,058	6%

Recent Events:

•                  Hawaiian and the International Association of Machinists (IAM) recently reached a ground breaking agreement providing the Company with new latitude for outsourcing reservations and certain back-office functions, including accounting, in exchange for providing the incumbent employees in these areas with protection from layoffs.

•                  Also in July, Hawaiian introduced the Hawaiian Airlines Activities Card, the only airline product of its kind in the Hawaii market. Complementing Hawaiian’s established online vacation packaging product, the card allows consumers to pre-pay for leading Hawaii activities at a discount on Hawaiian’s website.

•                  In August, Hawaiian Airlines and Harmony Airways jointly announced the launch of a code share agreement and interline electronic ticketing for their mutual customers, enhancing customer service and easing flight connections between Canada and Hawaii.

•                  In August, Travel + Leisure magazine once again recognized Hawaiian Airlines as their carrier of choice for travel to Hawaii as part of the magazine’s 2006 World’s Best Awards.  For the eighth consecutive year, readers of the magazine ranked Hawaiian highest among airlines serving the islands, based on cabin comfort, food, in-flight service, customer service, and value.

•                  In September, Hawaiian put into service the first of four recently acquired B767 aircraft and expanded its daily nonstop San Diego-Maui service from summer flights only to year-round service.  The remaining three aircraft are expected to enter service during the fourth quarter.

•                  Also in September, Hawaiian’s onboard entertainment programs earned top honors in the category of “Best Entertainment for Main Screen” in the small fleet category (24 or fewer aircraft) at the 18th Annual Avion Awards. Hawaiian was also named first runner-up for “Best Overall Inflight Entertainment” in the small fleet category.

•                  In early October, the U.S. Department of Transportation’s monthly Consumer Air Travel Report for August ranked Hawaiian #1 for on-time performance for the 34th consecutive month.  Hawaiian was also ranked #1 for baggage handling and #3 for fewest complaints.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Wednesday, November 1, 2006) at 5:00 p.m., Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian was the nation’s number one carrier for on-time service, fewest flight cancellations and best baggage service reliability in 2005, according to reports by the U.S. Department of Transportation. Consumer travel surveys conducted by Condé Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 77th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX and PCX: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment (including, without limitation, risks relating to increased competition, volatility of fuel prices, and the availability of sufficient aircraft), which risks may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

# # #

(Financial Tables Follow)

Hawaiian Holdings, Inc.

Consolidated Balance Sheets (in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$162,487	$153,388
Restricted cash	71,021	53,420
Accounts receivable, net of allowance for doubtful accounts of $500 and $912 as of September 30, 2006 and December 31, 2005, respectively	35,729	35,278
Spare parts and supplies, net	14,623	14,578
Deferred tax assets	11,062	9,269
Prepaid expenses and other	26,881	21,673
Total	321,803	287,606
Property and equipment, less accumulated depreciation and amortization of $13,532 and $5,751 as of September 30, 2006 and December 31, 2005, respectively	105,682	51,277
Other Assets:
Long-term prepayments and other	27,892	29,253
Intangible assets, net of accumulated amortization of $31,815 and $13,936 as of September 30, 2006 and December 31, 2005, respectively	173,327	191,205
Goodwill	104,231	107,179
Total Assets.	$732,935	$666,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$38,926	$39,089
Air traffic liability	207,806	162,638
Other accrued liabilities	38,631	62,969
Current maturities of long-term debt and capital lease obligations	14,848	13,064
Total	300,211	277,760
Long-Term Debt and Capital Lease Obligations	123,819	77,576
Other Liabilities and Deferred Credits:
Accumulated pension and other postretirement benefit obligations	196,591	196,831
Other liabilities and deferred credits	65,740	57,017
Deferred income taxes	11,062	9,269
Total	273,393	263,117
Commitments and Contingent Liabilities
Shareholders’ Equity:
Special preferred stock	—	—
Common stock	466	453
Capital in excess of par value	209,424	203,479
Accumulated deficit	(174,638)	(143,721)
Accumulated other comprehensive income (loss):
Income (loss) on hedge instruments	260	(12,144)
Total	35,512	48,067
Total Liabilities and Shareholders’ Equity	$732,935	$666,520

Hawaiian Holdings, Inc.
Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006(*)	2005(*)	2006(*)	2005(**)

Operating Revenue:
Passenger	$208,660	$204,537	$600,405	$268,417
Cargo	7,884	8,264	23,802	10,833
Charter	2,512	2,450	6,737	3,135
Other	10,713	8,835	30,821	11,623
Total	229,769	224,086	661,765	294,008

Operating Expenses:
Aircraft fuel, including taxes and oil	65,096	54,811	181,274	71,580
Wages and benefits	52,243	55,313	166,469	77,890
Aircraft rent	27,268	26,349	81,790	35,211
Maintenance materials and repairs	17,130	13,549	52,164	17,547
Depreciation and amortization	7,156	7,006	20,881	9,015
Other rentals and landing fees	6,393	6,290	18,458	8,183
Sales commissions	2,238	1,912	6,321	2,470
Other	39,549	40,920	117,290	59,813
Total	217,073	206,150	644,647	281,709
Operating Income	12,696	17,936	17,118	12,299
Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(3,886)	(5,004)	(12,354)	(6,107)
Losses due to redemption, prepayment, extinguishment and modification of long-term debt	(1,030)	—	(32,134)	—
Interest income	3,518	1,879	8,984	2,387
Capitalized interest	1,344	—	2,603	—
Other, net	683	7,916	(5,069)	13,452
Total	629	4,791	(37,970)	9,732
Income (Loss) Before Income Taxes	13,325	22,727	(20,852)	22,031
Income tax expense	5,565	14,894	10,065	14,894
Net Income (Loss)	$7,760	$7,833	$(30,917)	$7,137
Net income (Loss) Per Common Stock Share:
Basic	$0.16	$0.17	$(0.66)	$0.19
Diluted	$0.16	$0.16	$(0.66)	$0.18
Weighted Average Number of
Common Stock Shares Outstanding:
Basic	47,171	44,898	47,141	37,019
Diluted	47,251	58,999	47,141	51,120

(*)            Includes the consolidated results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the entire period presented.

(**)     Includes the results of operations of Hawaiian Holdings, Inc. for the period January 1, 2005 through June 1, 2005, and the consolidated results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the period June 2, 2005 through September 30, 2005.

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.
Statements of Operations (unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2006(*)	2005(*)	2006(*)	2005(**)
Operating Revenue:
Passenger	$208,660	$204,537	$600,405	$558,257
Cargo	7,884	8,264	23,802	22,602
Charter	2,512	2,450	6,737	9,050
Other	10,713	8,835	30,821	25,248
Total	229,769	224,086	661,765	615,157

Operating Expenses:
Aircraft fuel, including taxes and oil	65,096	54,811	181,274	141,367
Wages and benefits	52,243	55,313	166,469	170,673
Aircraft rent	27,268	26,349	81,790	79,080
Maintenance materials and repairs	17,130	13,549	52,164	41,562
Depreciation and amortization	7,156	7,006	20,881	12,783
Other rentals and landing fees	6,393	6,290	18,458	17,820
Sales commissions	2,238	1,912	6,321	5,047
Other	39,549	40,920	117,290	122,459
Total	217,073	206,150	644,647	590,791
Operating Income	12,696	17,936	17,118	24,366

Nonoperating Income (Expense):
Reorganization items, net	—	—	—	887
Interest and amortization of debt discount and issuance costs.	(3,886)	(5,004)	(12,354)	(6,571)
Losses due to redemption, prepayment, extinguishment and modification of long-term debt	(1,030)	—	(32,134)	—
Interest income	3,518	1,879	8,984	2,387
Capitalized interest	1,344	—	2,603	—
Other, net	683	7,916	(5,069)	16,826
Total	629	4,791	(37,970)	13,529

Income (Loss) Before Income Taxes	13,325	22,727	(20,852)	37,895
Income tax expense	5,565	14,894	10,065	33,466

Net Income (Loss).	$7,760	$7,833	$(30,917)	$4,429

(*)            Consolidated results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

(**)     Combined results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Hawaiian Holdings, Inc.
Reconciliation of GAAP to Adjusted Historical Cost Financial Results
(in millions, except for CASM data) (unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2006 (*)	2005 (*)	2006 (*)	2005 (**)
GAAP operating expenses	$217.1	$206.2	$644.6	$281.8
Hawaiian expenses - pre June 2, 2005 (a)	—	—	—	309.0
Combined Holdings and Airlines operating expenses	217.1	206.2	644.6	590.8
Aircraft fuel, including taxes and oil	65.1	54.8	181.3	141.4
Adjusted operating expenses	152.0	151.4	463.3	449.4

Add (subtract) effects of purchase accounting:
Wages & benefits (b)	—	2.3	—	3.0
Aircraft and other rental expense, net (c)	(0.5)	(0.5)	(1.3)	(0.6)
Maintenance materials and repairs (d)	(0.3)	(1.1)	(1.0)	(1.3)
Depreciation and amortization (e)	(3.9)	(4.1)	(11.7)	(5.2)
Adjusted Historical Cost operating expenses, ex-fuel	$147.3	$148.0	$449.3	$445.3

Available Seat Miles	2,054.7	2,037.1	5,895.7	5,777.9

CASM	10.56 ¢	10.12 ¢	10.93 ¢	10.23 ¢
Less aircraft fuel	(3.17)	(2.69)	(3.08)	(2.45)
CASM - ex-fuel	7.40 ¢	7.43 ¢	7.86 ¢	7.78 ¢
Impact of purchase accounting adjustments	(0.23)	(0.17)	(0.24)	(0.07)
CASM - Adjusted for historical cost, ex-fuel	7.17 ¢	7.27 ¢	7.62 ¢	7.71 ¢

Footnotes:

(*)            Consolidated

(**)     Combined

(a)             Effective April 1, 2003, the Company deconsolidated Hawaiian until the Company reacquired and reconsolidated Hawaiian on June 2, 2005.  The reconsolidation of Hawaiian was accounted for as a business combination with Hawaiian’s assets and liabilities being adjusted to their fair values as of June 2, 2005.  Hawaiian’s results of operations for the period April 1, 2003 through June 1, 2005 were not included in Holdings’ results of operations.

(b)            The Company recorded the accumulated pension and other postretirement benefit obligations of Hawaiian at their fair values as of June 2, 2005, resulting in the elimination of actuarial losses and the related amortization of such losses as a component of pension expense.

(c)             The increase in aircraft and other rental expense is due to recording the Company’s operating leases to their fair values as of June 2, 2005.

(d)            The Company recorded an intangible asset for certain aircraft maintenance contracts with contractual rates less than current market rates for similar services at June 2, 2005.

(e)             Adjustment to reflect the impact on depreciation and amortization expense due to the amortization of intangible assets and certain property and equipment recorded to its fair value at June 2, 2005.